Exhibit 99.1

N E W S R E L E A S E

CONTACT: Martina Linders                         FOR IMMEDIATE RELEASE
    (312) 279-1430                     October 8, 2012

ELS Addresses News Report
Regarding Potential CEO Change

CHICAGO, IL – October 8, 2012 – Equity LifeStyle Properties, Inc. (NYSE:ELS) (the “Company”) responded today to a news report that the Company’s Chief Executive Officer Thomas Heneghan has been approached about the position of chief executive officer of Equity International. Mr. Heneghan has informed the Company that he has not made any commitments to Equity International.
In any event, succession planning has been a consistent topic of discussion among the members of the Company’s Board of Directors, and the Board has great confidence in the Company’s current president Marguerite Nader, a 20-year veteran of the Company, and the senior management team to continue the Company’s long-standing stable performance and growth. Mr. Heneghan commented, “I think the important point to recognize is that ELS is a great platform with an outstanding track record. I expect that to continue going forward. I have invested a lot of time and have great pride in ELS. Even if my role as CEO changes, given my strong relationship with our chairman I expect to be able to continue contributing to the Company’s success in the future as a member of the board.”

Equity LifeStyle Properties, Inc. owns or has an interest in 382 quality properties in 32 states and British Columbia consisting of 141,077 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.
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